SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
Rule 14c-5(d)(2))
[ ] Definitive Information Statement

VOCALSCAPE NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

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[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

[LOGO OF VOCALSCAPE NETWORKS, INC.]

VOCALSCAPE NETWORKS, INC.
170 E. Post Road, Suite 206
White Plains, New York 10601

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is first being furnished on or about June ___, 2008 to the holders of record as of the close of business on June ___, 2008 of the common stock of Vocalscape Networks, Inc. (“Vocalscape”).

The Board of Directors of Vocalscape has approved, and a total of 3 stockholders holding an aggregate of 24,036,840 shares of common stock issued and outstanding as of June 4, 2008, and all 70,000 shares of the Series A Convertible Preferred Stock, representing that number of votes equal to 350,000,000 shares of common stock, have consented in writing to the action described below. Such approval and consent constitute the approval and consent of a majority of the total number of shares of outstanding common stock and are sufficient under the Nevada General Corporation Law and Vocalscape’s Articles of Incorporation, as amended, and Bylaws to approve the action. Accordingly, the action will not be submitted to the other stockholders of Vocalscape for a vote, and this Information Statement is being furnished to stockholders to provide them with certain information concerning the action in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the regulations promulgated thereunder, including Regulation 14C.

ACTION BY BOARD OF DIRECTORS
AND
CONSENTING STOCKHOLDERS

GENERAL

Vocalscape will pay all costs associated with the distribution of this Information Statement, including the costs of printing and mailing. Vocalscape will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending this Information Statement to the beneficial owners of Vocalscape’s common stock.

Vocalscape will only deliver one Information Statement to multiple security holders sharing an address unless Vocalscape has received contrary instructions from one or more of the security holders. Upon written or oral request, Vocalscape will promptly deliver a separate copy of this Information Statement and any future annual reports and information statements to any security holder at a shared address to which a single copy of this Information Statement was delivered, or deliver a single copy of this Information Statement and any future annual reports and information statements to any security holder or holders sharing an address to which multiple copies are now delivered. You should direct any such requests to the following address: Vocalscape Networks, Inc., 170 E. Post Road, Suite 206, White Plains, New York 10601, Attn: Ron McIntyre, President. Mr. McIntyre may also be reached by telephone at (914) 448-7600.

INFORMATION ON CONSENTING STOCKHOLDERS

Pursuant to Vocalscape’s Bylaws and the Nevada General Corporation Act, a vote by the holders of at least a majority of Vocalscape’s outstanding capital stock is required to effect the action described herein. Vocalscape’s Articles of Incorporation, as amended, does not authorize cumulative voting. As of the record date, Vocalscape had 381,980,133 shares of common stock issued and outstanding, and 70,000 shares of the Series A Convertible Preferred Stock, representing that number of votes equal to 350,000,000 shares of common stock, issued and outstanding. The voting power representing not less than 365,990,067 shares of common stock are required to pass any stockholder resolutions. The consenting stockholders, who consist of 3 current stockholders of Vocalscape, are collectively the record and beneficial owners of 24,036,840 shares of common stock, which represents approximately 6.29% of the issued and outstanding shares of Vocalscape’s common stock, and the record holder of 70,000,000 shares of Series A Convertible Preferred Stock, which represents 100% of the issued and outstanding shares of Vocalscape’s Series A Convertible Preferred Stock. Pursuant to NRS 78.320 of the Nevada General Corporation Act, the consenting stockholders voted in favor of the actions described herein in a joint written consent, dated June 4, 2008. No consideration was paid for the consent. The consenting stockholders’ names, affiliations with Vocalscape, and their beneficial holdings are as follows:

Name	Beneficial Holder and Affiliation	Shares Beneficially Held	Percentage

Robert W. Koch	Chairman of the Board of Directors	0 shares of common stock 65,000 shares of Series A Convertible Preferred Stock(1)	0% (common stock) 92.85% (Series A Convertible Preferred Stock)
Bedford Investment Partners, LLC	Controlled by and beneficially held Robert W. Koch, Chairman of the Board of Directors	17,504,129 shares of common stock	4.58% (common stock)
Anthony Caridi	None	6,532,711 shares of common stock 5,000 shares of Series A Convertible Preferred Stock (2)	1.71% (common Stock) 7.15% (Series A Convertible Preferred Stock)

(1) Voting power equal to 325,000,000 shares of common stock.
(2) Voting power equal to 25,000,000 shares of common stock.

INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTERS TO BE ACTED UPON

None.

PROPOSALS BY SECURITY HOLDERS

None.

DISSENTERS RIGHTS OF APPRAISAL

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 5, 2008, certain information regarding the ownership of Vocalscape’s capital stock by each director and executive officer of Vocalscape, each person who is known to Vocalscape to be a beneficial owner of more than 5% of any class of Vocalscape’s voting stock, and by all officers and directors of Vocalscape as a group. Unless otherwise indicated below, to Vocalscape’s knowledge, all persons listed below have sole voting and investing power with respect to their shares of capital stock, except to the extent authority is shared by spouses under applicable community property laws.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of June 5, 2008 are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person, and is based on 381,980,133 shares of common stock, and 70,000 shares of Series A Convertible Preferred Stock (“Series A Preferred Stock”), issued and outstanding on a fully diluted basis, as of June 5, 2008.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS (1)
Robert W. Koch 170 E. Post Road, Suite 206 White Plains, New York	17,504,129 (common stock) 65,000 (Series A Preferred Stock)	4.58% 92.85%
Anthony Caridi 170 E. Post Road, Suite 206 White Plains, New York	6,532,711 (common stock) 5,000 (Series A Preferred Stock)	1.71% 7.15%
Ron McIntyre 170 E. Post Road, Suite 206 White Plains, New York	4,419,711 (common stock)	1.15%
Robert Koch, Sr. 170 E. Post Road, Suite 206 White Plains, New York Canada V6J 1Y6	2,000,000 (common stock)	.52%
David M. Otto 601 Union Street, Suite 4500 Seattle, Washington 98101	-0- (common stock)	-0-%
All officer and directors as a group (4 persons)	30,456,551 (common stock) 70,000 (Series A Preferred Stock)	7.97% (common stock) 100% (Series A Preferred Stock)

(1) This table is based on 381,980,133 shares of common stock, 70,000 shares of Series A Convertible Preferred Stock, and 100,000,000 shares of Class A Common Stock, issued and outstanding on June 5, 2008.

(2) Mr. Koch’s beneficial ownership is held directly by holding 65,000 shares of Series A Convertible Preferred Stock and indirectly through his direct interest in Bedford Investment Partners, LLC, which holds 17,504,129 shares of common stock.

Executive Compensation

The following tables set forth certain information about compensation paid, earned or accrued for services by our Chief Executive Officer and all other executive officers (collectively, the “Named Executive Officers”) in the fiscal years ended December 31, 2007, 2006 and 2005:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) *	Option Awards ($) *	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)
Robert W. Koch, Chairman of the Board of Directors (1)	2007 2006 2005	$360,000 $180,000 -0-	-0- -0- -0-	$5,000 $1,265,000 -0-	$-0- $165,000 -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	$365,000 $1,610,000 -0-
Ron McIntyre, President, Secretary and Director (2)	2007 2006 2005	$86,400 $85,100 $78,000	-0- -0- -0-	$-0- $440,000 -0-	$-0- $46,000 -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	$86,400 $571,000 $78,000
Lawrence Hartman, Director (3)	2007 2006 2005	-0- -0- -0-	-0- -0- -0-	-0- $440,000 -0-	-0- $40,000 -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- $480,000 -0-
David M. Otto, Director (4)	2007 2006 2005	-0- -0- -0-	-0- -0- -0-	$-0- $440,000 -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	$-0- $440,000 -0-
Robert Koch, Sr, Director (5)	2007 2006 2005	-0- -0- -0-	-0- -0- -0-	$-0- $220,000 -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	$-0- $220,000 -0-
Ryan Gibson, Director (6)	2007 2006 2005	-0- $30,556 -0-	-0- -0- -0-	$-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- $30,556 -0-
Rick Girouard Director (7)	2007 2006 2005	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-
John Haddock (8)	2007 2006 2005	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-	-0- -0- -0-

(1) Mr. Koch was appointed Chairman of the Board of Directors on October 5, 2005 and has acted as Head of Business Development since September 22, 2006.

(2) Mr. McIntyre was appointed Director on August 25, 2005, was appointed President on October 5, 2005 and was appointed Secretary on December 15, 2005.

(3) Mr. Hartman was appointed Director on October 5, 2005 and resigned as Director on April 23, 2007.

(4) Mr. Otto was appointed as Secretary and Director on January 21, 2002. While Mr. Otto is not compensated for his services in his capacity as Director, on August 18, 2006, Vocalscape filed a registration statement on Form S-8 covering the registration of 1,322,000 shares of common stock issued to Mr. Otto, the proceeds of which are to be credited against accrued, unpaid legal fees for legal services performed by Mr. Otto for Vocalscape. Mr. Otto resigned his position as Secretary on November 8, 2005.

(5) Robert Koch, Sr., the father of Robert W. Koch, our Chairman of the Board, was appointed as Director on September 25, 2006.

(6) Mr. Gibson was appointed Director on October 5, 2005 and resigned as Director on June 1, 2006.

(7) Mr. Girouard was appointed Director on December 15, 2005 and resigned as Director on April 3, 2006.

(8) Mr. Haddock was appointed CEO and Director on September 22, 2003. Mr. Haddock resigned as Chief Executive Officer on May 31, 2005, and resigned as a Director on August 24, 2005.

Employment Agreements

On September 22, 2006, Vocalscape entered into an Employment Agreement (the “Employment Agreement”) with Robert Koch, Vocalscape’s current Chairman of the Board of Directors and former Chief Executive Officer, to be employed as Head of Business Development. The agreement provides for, among other things, a base salary of $360,000 per year, a 5% pay increase per year, a provision which requires that Mr. Koch hold a majority of the voting control of the Company, a stock grant of 15,000 shares of Series A Convertible Preferred Stock, discretionary bonuses, the option to convert unpaid salary into shares of common stock of the Company, the ability to participate in the Company’s 2006 Stock Option Plan, an indemnification agreement, and severance benefits.

Other Compensation

There are no annuity, pension or retirement benefits proposed to be paid to officers, directors, or employees of our company in the event of retirement at normal retirement date as there was no existing plan as of December 31, 2007 provided for or contributed to by our company.

Director Compensation

The following table sets forth director compensation as of December 31, 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) *	Option Awards ($) *	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert W. Koch	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Ron McIntyre	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Laurence Hartman	-0-	-0-	-0-	-0-	-0-	-0-	-0-
David M. Otto	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Robert Koch, Sr.	-0-	-0-	-0-	-0-	-0-	-0-	-0-

The compensation of each of our directors is fully furnished in the Summary Compensation Table above.

Directors of our company who are also employees do not receive cash compensation for their services as directors or members of the committees of the board of directors.  All directors may be reimbursed for their reasonable expenses incurred in connection with attending meetings of the board of directors or management committees.

CHANGE IN CONTROL

To the knowledge of management, there are no present arrangements or pledges of securities of Vocalscape which may result in a change in control of Vocalscape.

NOTICE TO STOCKHOLDERS OF ACTION APPROVED BY CONSENTING STOCKHOLDERS

The following action was taken based upon the unanimous recommendation of Vocalscape’s Board and the written consent of the consenting stockholders:

ACTION 1
NAME CHANGE

On May 21, 2008, the Board of Directors and on June 5, 2008, the consenting stockholders unanimously adopted and approved an amendment to Vocalscape’s Articles of Incorporation to change the name of Vocalscape to “Kaleidoscope Venture Capital Inc.”

ACTION 2
APPROVAL TO AMEND CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK
SPLIT OF ALL ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AND SERIES A PREFERRED STOCK AT A RATIO OF ONE-FOR-TWO HUNDRED

On May 21, 2008 the Board of Directors and on June 5, 2008 the consenting stockholders adopted and approved a resolution to effect an amendment to our Certificate of Incorporation to effect a reverse stock split of all issued and outstanding shares of common stock and Series A Preferred Stock of Vocalscape, at a ratio of one-for-two hundred (the “Reverse Stock Split”). The Reverse Stock Split shall be effective twenty (20) days after this Information Statement is mailed to stockholders of Vocalscape.

The Board of Directors also reserves the right, notwithstanding stockholder approval and without further action by stockholders, to not proceed with the Reverse Stock Split if the Board of Directors, in its sole discretion, determines that the Reverse Stock Split is no longer in our best interests and that of our stockholders.  The Board of Directors may consider a variety of factors in determining whether or not to implement the Reverse Stock Split, including, but not limited to, overall trends in the stock market, recent changes and anticipated trends in the per share market price of the common stock, business and transactional developments, and our actual and projected financial performance.

The reverse split will not change the number of authorized shares of common stock, Class A Common Stock or Series A Preferred Stock as stated in Vocalscape’s Certificate of Incorporation, as amended, or the par value of Vocalscape’s common stock or Series A Preferred Stock.  Except for any changes as a result of the treatment of fractional shares, each stockholder of Vocalscape will hold the same percentage of common stock outstanding immediately following the Reverse Stock Split as such stockholder held immediately prior to the split.

Purpose

The Board of Directors believed that it was in the best interests of Vocalscape to implement a Reverse Stock Split on the basis that the high number of issued and outstanding shares of common stock of Vocalscape would likely not appeal to brokerage firms and that when trading, the current projected per share price level of our common stock will reduce the effective marketability of our common stock because of the reluctance of many brokerage firms to recommend stock to their clients or to act as market-makers for issuers which have an excessive number of shares of common stock issued and outstanding.  Additionally, the Board of Directors believed that it was in the best interest of the shareholders to not dilute the voting power of the common stock holders vis-a-vis the holders of Series A Preferred Stock . Accordingly, the Board of Directors voted to effect a reverse-split of the Vocalscape’s issued and outstanding shares of Series A Preferred Stock at the same rate as the common stock to maintain the same ratio between the number of issued and outstanding shares of common stock and Series A Preferred Stock.

Certain Risks Associated With the Reverse Stock Split

There can be no assurance that the total projected market capitalization of Vocalscape’s common stock after the proposed Reverse Stock Split will be equal to or greater than the total projected market capitalization before the proposed Reverse Stock Split or that the price per share of Vocalscape’s common stock following the Reverse Stock Split will either exceed or remain higher than the current anticipated per share.

There can be no assurance that the market price per new share of Vocalscape common stock (the “New Shares”) after the Reverse Stock Split will rise or remain constant in proportion to the reduction in the number of old shares of Vocalscape common stock (the “Old Shares”) outstanding before the Reverse Stock Split.

Accordingly, the total market capitalization of Vocalscape’s common stock after the proposed Reverse Stock Split may be lower than the total market capitalization before the proposed Reverse Stock Split and, in the future, the market price of Vocalscape’s common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the proposed Reverse Stock Split.  In many cases, the total market capitalization of a company following a Reverse Stock Split is lower than the total market capitalization before the Reverse Stock Split.

There can be no assurance that the Reverse Stock Split will result in a per share price that will attract investors and a decline in the market price for Vocalscape’s common stock after the Reverse Stock Split may result in a greater percentage decline than would occur in the absence of a Reverse Stock Split, and the liquidity of Vocalscape’s common stock could be adversely affected following a Reverse Stock Split.

The market price of Vocalscape’s common stock will also be based on Vocalscape’s performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is effected and the market price of Vocalscape’s common stock declines, the percentage decline as an absolute number and as a percentage of Vocalscape’s overall market capitalization may be greater than would occur in the absence of a Reverse Stock Split.  In many cases, both the total market capitalization of a company and the market price of a share of such company’s common stock following a Reverse Stock Split are lower than they were before the Reverse Stock Split. Furthermore, the liquidity of Vocalscape’s common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

Vocalscape’s common stock trades as a “penny stock” classification which limits the liquidity for Vocalscape’s common stock.

Vocalscape’s stock is subject to “penny stock” rules as defined in Rule 3151-1, promulgated pursuant to the Securities Exchange Act of 1934, as amended.  The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks.  Vocalscape’s common stock is subject to these penny stock rules.  Transaction costs associated with purchases and sales of penny stocks are likely to be higher than those for other securities.  Penny stocks generally are equity securities with a price of less than U.S. $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

As a result, all brokers or dealers involved in a transaction in which Vocalscape’s shares are sold to any buyer, other than an established customer or “accredited investor,” must make a special written determination.  These Exchange Act rules may limit the ability or willingness of brokers and other market participants to make a market in our shares and may limit the ability of Vocalscape’s stockholders to sell in the secondary market, through brokers, dealers or otherwise.  Vocalscape also understands that many brokerage firms will discourage their customers from trading in shares falling within the “penny stock” definition due to the added regulatory and disclosure burdens imposed by these Exchange Act rules.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the common shares in the United States and stockholders may find it more difficult to sell their shares.  An orderly market is not assured or implied as to Vocalscape’s common stock.  Nor are there any assurances as to the existence of market makers or broker/dealers for Vocalscape’s common stock.

Principal Effects of the Reverse Stock Split

In addition to those risk factors noted above, the Reverse Stock Split will have the following effects:

General Corporate Changes - 200 Old Shares and owned by a stockholder would be exchanged for 1 New Share and the number of shares of Vocalscape’s common stock issued and outstanding will be decreased proportionately based on the Reverse Stock Split. 200 Shares of Series A Preferred Stock owned by a stockholder would be exchanged for 1 share of Series A Preferred Stock. The number of shares of Vocalscape’s common stock and Series A Preferred Stock issued and outstanding will be decreased proportionately based on the Reverse Stock Split.

If approved and effected, the Reverse Stock Split will be effected simultaneously for all of Vocalscape’s issued and outstanding common stock and Series A Preferred Stock.  While the intent is for the proposed reverse split to affect all of Vocalscape’s stockholders uniformly, the process of rounding up when any of Vocalscape’s stockholders own a fractional share will result in a non-material change in each stockholder’s percentage ownership interest in Vocalscape.

The Reverse Stock Split does not materially affect the proportionate equity interest in Vocalscape of any holder of common stock and Preferred Stock or the relative rights, preferences, privileges or priorities of any such stockholder.

Fractional Shares - Any fractional shares of common stock and Series A Preferred Stock resulting from the reverse split will “round up” to the nearest whole number.  No cash will be paid to any holders of fractional interests in Vocalscape.

Authorized Shares - The reverse split will not change the number of authorized shares of common stock or Series A Preferred Stock of Vocalscape, as states in Vocalscape’s Certificate of Incorporation, as amended.

Accounting Matters - The Reverse Stock Split will not affect the par value of Vocalscape’s common stock or Series A Preferred Stock.  As a result, as of the effective time of the Reverse Stock Split, the stated capital on Vocalscape’s balance sheet attributable to Vocalscape’s common stock and Series A Preferred Stock will be increased proportionately based on the Reverse Stock Split ratio, and the additional paid-in capital account will be credited with the amount by which the stated capital is increased.  The per share net income or loss and net book value of Vocalscape’s common stock and Series A Preferred Stock will be restated because there will be a lesser number shares of Vocalscape’s common stock and Series A Preferred Stock outstanding.

Procedure for Effecting the Reverse Stock Split and Exchange of Stock Certificates

Upon effectiveness of the Reverse Stock Split, each outstanding share of common stock and Series A Preferred Stock of Vocalscape will automatically be converted on the effective date at the applicable Reverse Stock Split ratio. It will not be necessary for stockholders of Vocalscape to exchange their existing stock certificates.

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of our common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with our transfer agent, no action needs to be taken to receive post-reverse stock split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the reverse stock split.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain material federal income tax consequences of the Reverse Stock Split.  It does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences.  Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident alien individuals, broker-dealers and tax-exempt entities.  The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively.  This summary also assumes that the Old Shares were, and the New Shares will be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (i.e., generally, property held for investment).  The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder.  Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the Reverse Stock Split.

No gain or loss should be recognized by a stockholder upon such stockholder’s exchange of Old Shares for New Shares pursuant to the Reverse Stock Split.  The aggregate tax basis of the New Shares received in the Reverse Stock Split (including any fraction of a New Share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the Old Shares exchanged therefor.  The stockholder’s holding period for the New Shares will include the period during which the stockholder held the Old Shares surrendered in the Reverse Stock Split.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, STOCKHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS INFORMATION STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY STOCKHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON STOCKHOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE COMPANY IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) STOCKHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Vocalscape’s view regarding the tax consequences of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts.  Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the Reverse Stock Split.

ADDITIONAL AND AVAILABLE INFORMATION

Vocalscape is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Our filings are also available to the public on the SEC’s website (www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549 at prescribed rates.

STATEMENT OF ADDITIONAL INFORMATION

Vocalscape’s Annual Report on Form 10-KSB for the year ended December 31, 2007, and Quarterly Report on Form 10-Q, for the quarters ended March 31, 2008, have been incorporated herein by this reference.

Vocalscape will provide without charge to each person, including any beneficial owner of such person, to whom a copy of this Information Statement has been delivered, on written or oral request, a copy of any and all of the documents referred to above that have been or may be incorporated by reference herein other than exhibits to such documents (unless such exhibits are specifically incorporated by reference herein).

All documents filed by Vocalscape pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

COMPANY CONTACT INFORMATION

All inquiries regarding Vocalscape should be addressed to Ron McIntyre, President, at Vocalscape’s principal executive offices, at: Vocalscape, Inc., 170 E. Post Road, Suite 206, White Plains, New York 10601, telephone (914) 448-7600.